CarrAmerica Development, Inc.

10735 Willows Road NE, Suite 100
Redmond, WA 98052
Phone 425.558.2245
Fax 425.558.2246
www.carramerica.com

CarrAmerica.

February 27, 2006

Mr. Joel Hatlen
Chief Financial Officer
Data I/O Corporation
10525 Willows Road NE
Redmond, WA 98052

Re: Redmond East – Building 17
6464 185th Avenue NE
Redmond, WA 98052

Dear Joel:

I am enclosing three execution originals of the lease between Data I/O Corporation and Carr Redmond, LLC for the location referenced above. Please have each signed and notarized and return them to my attention; I will forward a fully executed original as soon as one is available. A check in the amount of $89,777.27, representing your security deposit and first monthly rental installment, should accompany the leases when you return them.

Please call me at 425.558.2245 if you have any questions.

Sincerely,

R. Michael Rourke
Vice President of Operations

Cc: Margo Mitchell, CarrAmerica

* * * * * * * * * * * * * * * * * * * *

Lease

REDMOND EAST BUSINESS CAMPUS

* * * * * * * * * * * * * * * * * * * *

Between

DATA I/O CORPORATION
(Tenant)

and

CARR REDMOND, LLC
(Landlord)

February 23, 2006

LEASE

THIS LEASE (the "Lease") is made as of February 28, 2006 between Carr Redmond, LLC, a Delaware limited liability company (the "Landlord") and the Tenant as named in the Schedule below. The term "Project" means the building (the "Building") known as "Building 17" located at 6464 185th Avenue NE, Redmond, Washington, and the land (the "Land") and buildings (including the Building) located within Redmond East Business Campus. "Premises" means that part of the Project leased to Tenant described in the Schedule and outlined on Appendix A. The Land is legally described on Appendix F hereto.

The following schedule (the "Schedule") is an integral part of this Lease. Terms defined in this Schedule shall have the same meaning throughout the Lease.

SCHEDULE

1. **Tenant**: Data I/O Corporation, a Washington corporation
2. **Premises**: Suites 150 and 250
3. **Rentable Square Feet of the Premises**: 39,901
4. **Tenant's Proportionate Share**: (a) 49.5% (based upon a total of 80,642 rentable square feet for Building 17) as to all Operating Costs relating solely to Building 17, including, without limitation, HVAC maintenance and repairs, elevator maintenance and repairs, building management fee, common area janitorial services and supplies, window cleaning and property insurance; (b) 10% (based upon a total of 398,593 rentable square feet in all buildings in the Project) of all Operating Costs of the Project, excluding all Operating Costs attributable to all or any part of any building in the Project, but including without limitation, landscape costs, parking lot repair and maintenance, and Landlord's liability insurance costs; (c) 49.5% of all Taxes applicable to the Building and the tax parcel upon which it is located, and (d) an amount fairly and equitably apportioned by Landlord, based on the rentable square feet in the Premises and the total rentable square feet in the buildings in Landlord's Pacific Northwest portfolio, of Landlord's administration and overhead costs; provided, however, that after the first Lease Year, the amount of Tenant's obligation for administration and overhead costs shall not increase by more than four percent (4%) per Lease Year during the Term .
5. **Security Deposit**: $44,888.64
6. **Tenant's Real Estate Broker for this Lease**: Pacific Real Estate Partners, Inc.
7. **Landlord's Real Estate Broker for this Lease**: Broderick Group, Inc.
8. **Tenant Improvements, if any**: See the Tenant Improvement Agreement attached hereto as Appendix C.
9. **Commencement Date**: June 1, 2006, but if the Premises are subject to new construction pursuant to Appendix C, then the Completion Date, as defined therein, if it is later; Landlord and Tenant shall execute a Commencement Date Confirmation substantially in the form of Appendix E promptly following the Commencement Date.

10. **Termination Date/Term**: Sixty (60) months after the Commencement Date, or if the Commencement Date is not the first day of a month, then 60 months after the first day of the following month.

11. **Guarantor**: N/A

12. **Base Rent**:

Period	Per RSF Base Rent	Annual Base Rent	Monthly Base Rent
Months 1 – 12*	$ 13.50	$ 538,663.50	$ 44,888.63
Months 13 – 24	$ 13.90	$ 554,623.90	$ 46,218.66
Months 25 – 36	$ 14.32	$ 571,382.32	$ 47,615.19
Months 37 – 48	$ 14.75	$ 588,539.75	$ 49,044.98
Months 49 – 60	$ 15.19	$ 606,096.19	$ 50,508.02

*Base Rent for the first four (4) full months of the Term shall be abated.

1. **LEASE AGREEMENT.** On the terms stated in this Lease, Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term beginning on the Commencement Date and ending on the Termination Date unless extended or sooner terminated pursuant to this Lease.

2. **RENT.**

A. Types of Rent. Tenant shall pay the following Rent in the form of a check to Landlord at the following address:

Carr Redmond LLC, Seattle
t/a Redmond East
P.O. Box 642933
Pittsburgh, PA 15264-2933

or by wire transfer as follows:

PNC Bank
Transit Number 043000096
Account Number 1004339452
Reference: Customer ____________ t/a Redmond East

or in such other manner as Landlord may notify Tenant:

(1) Base Rent in monthly installments in advance, the first monthly installment payable concurrently with the execution of this Lease and thereafter on or before the first day of each month of the Term in the amount set forth on the Schedule.

(2) Operating Cost Share Rent in an amount equal to the Tenant's Proportionate Share of the Operating Costs for the applicable fiscal year of the Lease, paid monthly in advance in an estimated amount. Definitions of Operating Costs and Tenant's Proportionate Share, and the method for billing and payment of Operating Cost Share Rent are set forth in Sections 2B, 2C and 2D.

(3) Tax Share Rent in an amount equal to the Tenant's Proportionate Share of the Taxes for the applicable fiscal year of this Lease, paid monthly in advance in an estimated amount. A definition of Taxes and the method for billing and payment of Tax Share Rent are set forth in Sections 2B, 2C and 2D.

(4) Additional Rent in the amount of all costs, expenses, liabilities, and amounts which Tenant is required to pay under this Lease, excluding Base Rent, Operating Cost Share Rent, and Tax Share Rent, but including any interest for late payment of any item of Rent.

(5) Rent as used in this Lease means Base Rent, Operating Cost Share Rent, Tax Share Rent and Additional Rent. Tenant's agreement to pay Rent is an independent covenant, with no right of setoff, deduction or counterclaim of any kind.

B. Payment of Operating Cost Share Rent and Tax Share Rent.

(1) Payment of Estimated Operating Cost Share Rent and Tax Share Rent. Landlord shall estimate the Operating Costs and Taxes of the Project by April 1 of each fiscal year, or as soon as reasonably possible thereafter. Landlord may revise these estimates whenever it obtains more accurate information, such as the final real estate tax assessment or tax rate for the Project.

Within ten (10) days after receiving the original or revised estimate from Landlord, Tenant shall pay Landlord one-twelfth ($1/12^{th}$) of Tenant's Proportionate Share of this estimate, multiplied by the number of months that have elapsed in the applicable fiscal year to the date of such payment including the current month, minus payments previously made by Tenant for the months elapsed. On the first day of each month thereafter, Tenant shall pay Landlord one-twelfth ($1/12^{th}$) of Tenant's Proportionate Share of this estimate, until a new estimate becomes applicable.

(2) Correction of Operating Cost Share Rent. Landlord shall deliver to Tenant a report for the previous fiscal year (the "Operating Cost Report") by May 15 of each year, or as soon as reasonably possible thereafter, setting forth (a) the actual Operating Costs incurred, (b) the amount of Operating Cost Share Rent due from Tenant, and (c) the amount of Operating Cost Share Rent paid by Tenant. Within twenty (20) days after such delivery, Tenant shall pay to Landlord the amount due minus the amount paid. If the amount paid exceeds the amount due, Landlord shall apply the excess to Tenant's payments of Operating Cost Share Rent next coming due.

(3) Correction of Tax Share Rent. Landlord shall deliver to Tenant a report for the previous fiscal year (the "Tax Report") by May 15 of each year, or as soon as reasonably possible thereafter, setting forth (a) the actual Taxes, (b) the amount of Tax Share Rent due from Tenant, and (c) the amount of Tax Share Rent paid by Tenant. Within twenty (20) days after such delivery, Tenant shall pay to Landlord the amount due from Tenant minus the amount paid by Tenant. If the amount paid exceeds the amount due, Landlord shall apply the excess to Tenant's payments of Tax Share Rent next coming due.

C. Definitions.

(1) Included Operating Costs. "Operating Costs" means any commercially reasonable expenses, costs and disbursements of any kind other than Taxes, paid or incurred by Landlord in connection with the management, maintenance, operation, insurance, repair and other related activities in connection with any part of the Project and of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith, including the cost of providing those services required to be furnished by Landlord under this Lease. Operating Costs shall also include the costs of any capital improvements which are intended to reduce Operating Costs or improve safety, and those made to keep the Project in compliance with governmental requirements applicable from time to time (collectively, "Included Capital Items"); provided, that the

costs of any Included Capital Item shall be amortized by Landlord, together with an amount equal to interest at seven percent (7%) per annum, over the estimated useful life of such item and such amortized costs are only included in Operating Costs for that portion of the useful life of the Included Capital Item which falls within the Term.

If the Project is not fully occupied during any portion of any fiscal year, or if Landlord does not furnish any particular service to a tenant (other than Tenant), the cost of which would have constituted an Operating Cost, then Landlord may adjust (an "Equitable Adjustment") Operating Costs to equal what would have been incurred by Landlord had the Project been ninety-five (95%) occupied or had such service been furnished by Landlord to the tenant. This Equitable Adjustment shall apply only to Operating Costs which are variable and therefore increase as occupancy of the Project increases. Landlord may incorporate the Equitable Adjustment in its estimates of Operating Costs.

(2) Excluded Operating Costs. Operating Costs shall not include:

(a) costs of alterations of tenant premises;

(b) costs of capital improvements other than Included Capital Items;

(c) interest and principal payments on mortgages or any other debt costs, or rental payments on any ground lease of the Project;

(d) real estate brokers' leasing commissions;

(e) legal fees, space planner fees and advertising expenses incurred with regard to leasing the Building, the Project, or portions thereof;

(f) any cost or expenditure for which Landlord is reimbursed, by insurance proceeds or otherwise, except by Operating Cost Share Rent;

(g) the cost of any service furnished to any office tenant of the Project which Landlord does not make available to Tenant;

(h) depreciation (except on any Included Capital Items);

(i) franchise or income taxes imposed upon Landlord, except to the extent imposed in lieu of all or any part of Taxes;

(j) costs of correcting defects in construction of the Building (as opposed to the cost of normal repair, maintenance and replacement expected with the construction materials and equipment installed in the Building in light of their specifications);

(k) legal and auditing fees which are for the benefit of Landlord such as collecting delinquent rents, preparing tax returns and other financial statements, and audits other than those incurred in connection with the preparation of reports required pursuant to Section 2B above;

(l) the wages of any employee for services not related directly to the management, maintenance, operation and repair of the Building and the Project; and

(m) fines, penalties and interest.

(3) Taxes. "Taxes" means any and all taxes, assessments and charges of any kind, general or special, ordinary or extraordinary, levied against the Project, which Landlord shall pay or become obligated to pay in connection with the ownership, leasing, renting, management, use, occupancy, control or operation of the Project or of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith. Taxes shall include real estate taxes, personal property taxes, sewer rents, water rents, special or general assessments, transit taxes, ad valorem taxes, and any tax levied on the rents hereunder or the interest of Landlord under this Lease (the "Rent Tax"). Taxes shall also include all fees and other costs and expenses paid by Landlord in reviewing any tax and in seeking a refund or reduction of any Taxes, whether or not the Landlord is ultimately successful.

For any year, the amount to be included in Taxes (a) from taxes or assessments payable in installments, shall be the amount of the installments (with any interest) due and payable during such year, and (b) from all other Taxes, shall at Landlord's election be the amount accrued, assessed, or otherwise imposed for such year or the amount due and payable in such year. Any refund or other adjustment to any Taxes by the taxing authority, shall apply during the year in which the adjustment is made.

Taxes shall not include any net income (except Rent Tax), capital, stock, succession, transfer, franchise, gift, estate or inheritance tax, except to the extent that such tax shall be imposed in lieu of any portion of Taxes.

(4) Lease Year. "Lease Year" means each consecutive twelve-month period beginning with the Commencement Date, except that if the Commencement Date is not the first day of a calendar month, then the first Lease Year shall be the period from the Commencement Date through the final day of the twelve months after the first day of the following month, and each subsequent Lease Year shall be the twelve months following the prior Lease Year.

(5) Fiscal Year. "Fiscal Year" means the calendar year, except that the first fiscal year and the last fiscal year of the Term may be a partial calendar year.

D. Computation of Base Rent and Rent Adjustments.

(1) Prorations. If this Lease begins on a day other than the first day of a month, the Base Rent, Operating Cost Share Rent and Tax Share Rent shall be prorated for such partial month based on the actual number of days in such month. If this Lease begins on a day other than the first day, or ends on a day other than the last day, of the fiscal year, Operating Cost Share Rent and Tax Share Rent shall be prorated for the applicable fiscal year.

(2) Default Interest. Any sum due from Tenant to Landlord not paid when due shall bear interest from the date due until paid at twelve percent (12%) per annum.

(3) Rent Adjustments. The square footage of the Premises and the Building set forth in the Schedule are conclusively deemed to be the actual square footage thereof, without regard to any subsequent remeasurement of the Premises or the Building. If any Operating Cost paid in one fiscal year relates to more than one fiscal year, Landlord may proportionately allocate such Operating Cost among the related fiscal years.

(4) Books and Records. Landlord shall maintain books and records reflecting the Operating Costs and Taxes in accordance with sound accounting and management practices. Tenant and its certified public accountant shall have the right to inspect Landlord's records at Landlord's Pacific Northwest office upon at least seventy-two (72) hours' prior notice during normal business hours during the ninety (90) days following the respective delivery of the Operating Cost Report or the Tax Report. The results of any such inspection shall be kept strictly confidential by Tenant and its agents, and Tenant and its certified public accountant must agree, in their contract for such services, to such confidentiality restrictions and shall specifically agree that the results shall not be made available to any other tenant of the Building. Unless Tenant sends to Landlord any written exception to either such report within said ninety (90) day period, such report shall be deemed final and accepted by Tenant. Tenant shall pay the amount shown on both reports in the manner prescribed in this Lease, whether or not Tenant takes any such written exception, without any prejudice to such exception. If Tenant makes a timely exception, Landlord shall cause its independent certified public accountant to issue a final and conclusive resolution of Tenant's exception within ninety (90) days. Tenant shall pay the cost of such certification unless Landlord's original determination of annual Operating Costs or Taxes overstated the amounts thereof by more than five percent (5%).

(5) Miscellaneous. So long as Tenant is in default of any obligation under this Lease, Tenant shall not be entitled to any refund of any amount from Landlord. If this Lease is terminated for any reason prior to the annual determination of Operating Cost Share Rent or Tax Share Rent, either party shall pay the full amount due to the other within fifteen (15) days after Landlord's notice to Tenant of the amount when it is determined. Landlord may commingle any payments made with respect to Operating Cost Share Rent or Tax Share Rent, without payment of interest.

3. PREPARATION AND CONDITION OF PREMISES; POSSESSION AND SURRENDER OF PREMISES.

A. Condition of Premises. Except to the extent of the Tenant Improvements item on the Schedule, Landlord is leasing the Premises to Tenant "as is", without any obligation to alter, remodel, improve, repair or decorate any part of the Premises.

B. Tenant's Possession. Tenant's taking possession of any portion of the Premises shall be conclusive evidence that the Premises was in good order, repair and condition. If Landlord authorizes Tenant to take possession of any part of the Premises prior to the Commencement Date for purposes of doing business, all terms of this Lease shall apply to such pre-Term possession, including Base Rent at the rate set forth for the First Lease Year in the Schedule prorated for any partial month.

C. Maintenance. Throughout the Term, Tenant shall maintain the Premises in their condition as of the Completion Date, loss or damage caused by the elements, ordinary wear, and fire and other casualty excepted, and at the termination of this Lease, or Tenant's right to possession, Tenant shall return the Premises to Landlord in broom-clean condition. To the extent Tenant fails to perform either obligation, Landlord may, but need not, restore the Premises to such condition and Tenant shall pay the cost thereof.

4. PROJECT SERVICES.

Landlord shall furnish services as follows:

A. Heating and Air Conditioning. During the normal business hours of 6:00 a.m. to 7:00 p.m., Monday through Friday, and 9:00 a.m. to 3:00 p.m. on Saturday, Landlord shall furnish heating and air conditioning to provide a comfortable temperature, in Landlord's judgment, for normal business operations, except to the extent Tenant installs equipment which adversely affects the temperature maintained by the air conditioning system. If Tenant installs such equipment, Landlord may install supplementary air conditioning units in the Premises, and Tenant shall pay to Landlord upon demand as Additional Rent the cost of installation, operation and maintenance thereof.

Landlord shall furnish heating and air conditioning after business hours if Tenant provides Landlord reasonable prior notice, and pays Landlord all then current charges for such additional heating or air conditioning. Landlord's current charge for after hours' HVAC, as of the date of this Lease, is $30 per hour.

B. Elevators. Landlord shall provide passenger elevator service during normal business hours to Tenant in common with Landlord and all other tenants. Landlord shall provide limited passenger service at other times, except in case of an emergency.

C. Electricity. The Building is equipped with 2000amp/480V 3-phase power service. Tenant shall not install or operate in the Premises any electrically operated equipment or other machinery, other than business machines and equipment normally employed for the permitted uses of the Premises set forth in Section 6, below, without obtaining the prior written consent of Landlord. If any or all of Tenant's equipment requires electricity consumption in excess of that which is necessary to operate normal office equipment and/or Landlord reasonably determines that Tenant's electrical consumption, on a per square foot basis, exceeds the average electrical consumption for the remainder of the Building (such that Tenant's payment only of its Proportionate Share of the total cost of electricity for the Building is inequitable), then Landlord may elect either (a) to separately meter such consumption (including consumption for computer or telephone rooms and special HVAC equipment) at Tenant's expense, in which event Tenant shall reimburse Landlord as Additional Rent for the cost of its submetered consumption based upon Landlord's average cost of electricity, or (b) to adjust on a reasonable and equitable basis the amount of Tenant's Proportionate Share of the cost of electricity consumption for the Building. As to any separately metered consumption, such Additional Rent shall be in addition to Tenant's obligations pursuant to Section 2A(2) to pay its Proportionate Share of Operating Costs.

D. Water. Landlord shall furnish hot and cold tap water for drinking, Tenant's water wash system (similar to a commercial grade dishwasher) and sinks, and toilet purposes. Tenant shall pay Landlord for water furnished for any other purpose as Additional Rent at rates fixed by Landlord. Tenant shall not permit water to be wasted.

E. Janitorial Service. Tenant shall provide its own janitorial service for the Premises, consistent with good commercial practices in similar office buildings.

F. Interruption of Services. If any of the Building equipment or machinery ceases to function properly for any cause Landlord shall use reasonable diligence to repair the same promptly. Landlord's inability to furnish, to any extent, the Project services set forth in this Section 4, or any cessation thereof resulting from any causes, including any entry for repairs pursuant to this Lease, and any renovation, redecoration or rehabilitation of any area of the Building shall not render Landlord liable for damages to either person or property or for interruption or loss to Tenant's business, nor be construed as an eviction of Tenant, nor work an abatement of any portion of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. However, in the event that an interruption of the Project services set forth in this Section 4 causes the Premises to be untenantable for a period of at least five (5) consecutive business days, monthly Rent shall thereafter be abated proportionately. Nothing contained in this Section 4F shall be construed to relieve Landlord of any liability for damage to Tenant's improvements or personal property, to the extent caused by Landlord's gross negligence.

5. ALTERATIONS AND REPAIRS.

A. Landlord's Consent and Conditions.

Tenant shall not make any improvements or alterations to the Premises (the "Work") without in each instance submitting plans and specifications for the Work to Landlord and obtaining Landlord's prior written consent which shall not be unreasonably withheld or delayed, provided that (a) such Work does not impact the base structural components or systems of the Building, (b) such Work will not impact any other tenant's premises, and (c) such Work is not visible from outside the Premises. Provided that such Work (a) does not impact the base structural components or systems of the Building, (b) will not impact any other tenant's premises, and (c) is not visible from the outside of the Premises, Tenant may make interior, non-structural improvements costing less than $25,000.00 without Landlord's consent. Tenant shall pay Landlord's reasonable charge for review of the plans and all other items submitted by Tenant. Landlord may withhold its consent in its sole discretion for any Work which (a) impacts the base structural components or systems of the Building, (b) impacts any other tenant's premises, or (c) is visible from outside the Premises.

Tenant shall pay for the cost of all Work. All Work shall become the property of Landlord upon its installation, except for Tenant's trade fixtures and for items which Landlord requires Tenant to remove at Tenant's cost at the termination of the Lease pursuant to Section 5E.

The following requirements shall apply to all Work:

(1) Prior to commencement, Tenant shall furnish to Landlord building permits, certificates of insurance satisfactory to Landlord, and, at Landlord's request, security for payment of all costs.

(2) Tenant shall perform all Work so as to maintain peace and harmony among other contractors serving the Project and shall avoid interference with other work to be performed or services to be rendered in the Project.

(3) The Work shall be performed in a good and workmanlike manner, meeting the standard for construction and quality of materials in the Building, and shall comply with all insurance requirements and all applicable governmental laws, ordinances and regulations ("Governmental Requirements").

(4) Tenant shall perform all Work so as to minimize or prevent disruption to other tenants, and Tenant shall comply with all reasonable requests of Landlord in response to complaints from other tenants.

(5) Tenant shall perform all Work in compliance with Landlord's "Policies, Rules and Procedures for Construction Projects" in effect at the time the Work is performed provided Landlord has provided Tenant with a copy.

(6) Tenant shall permit Landlord to supervise all Work. If Landlord's employees or contractors perform the Work, Landlord may charge a supervisory fee not to exceed three and one-half percent (3.5%) of labor, material, and all other costs of the Work.

(7) Upon completion, Tenant shall furnish Landlord with contractor's affidavits and full and final statutory waivers of liens, as-built plans and specifications, and receipted bills covering all labor and materials, and all other close-out documentation required in Landlord's "Policies, Rules and Procedures for Construction Projects".

B. Damage to Systems. If any part of the mechanical, electrical or other systems in the Premises shall be damaged, Tenant shall promptly notify Landlord, and Landlord shall repair such damage. Landlord may also at any reasonable time make any repairs or alterations which Landlord deems necessary for the safety or protection of the Project, or which Landlord is required to make by any court or pursuant to any Governmental Requirement. Tenant shall at its expense make all other repairs necessary to keep the Premises, and Tenant's fixtures and personal property, in good order, condition and repair; to the extent Tenant fails to do so, Landlord may make such repairs itself. The cost of any repairs made by Landlord on account of Tenant's default, or on account of the mis-use or neglect by Tenant or its invitees, contractors or agents anywhere in the Project, shall become Additional Rent payable by Tenant on demand.

C. No Liens. Tenant has no authority to cause or permit any lien or encumbrance of any kind to affect Landlord's interest in the Project; any such lien or encumbrance shall attach to Tenant's interest only. If any mechanic's lien shall be filed or claim of lien made for work or materials furnished to Tenant, then Tenant shall at its expense within ten (10) days thereafter either discharge or contest the lien or claim. If Tenant contests the lien or claim, then Tenant shall (i) within such ten (10) day period, provide Landlord adequate security for the lien or claim, (ii) contest the lien or claim in good faith by appropriate proceedings that operate to stay its enforcement, and (iii) pay promptly any final adverse judgment entered in any such proceeding. If Tenant does not comply with these requirements, Landlord may discharge the lien or claim, and the amount paid, as well as attorney's fees and other expenses incurred by Landlord, shall become Additional Rent payable by Tenant on demand.

D. Ownership of Improvements. All Work as defined in this Section 5, partitions, hardware, equipment, machinery and all other improvements and all fixtures except trade fixtures, constructed in the Premises by either Landlord or Tenant, (i) shall become Landlord's property upon installation without compensation to Tenant, unless Landlord consents otherwise in writing, and (ii) shall at Landlord's option either (a) be surrendered to Landlord with the Premises at the termination of the Lease or of Tenant's right to possession, or (b) be removed in accordance with Subsection 5E below (unless Landlord at the time it gives its consent to the performance of such construction expressly waives in writing the right to require such removal).

E. Removal at Termination. Upon the termination of this Lease or Tenant's right of possession Tenant shall remove from the Project its trade fixtures, furniture, moveable and manufacturing equipment and other personal property, interior and exterior signage, any improvements which Landlord elects shall be removed by Tenant pursuant to Section 5D; at Landlord's election, any improvements made without Landlord's prior written consent; and any

improvements to any portion of the Project other than the Premises. Except for Tenant's trade fixtures, furniture, moveable and/or manufacturing equipment and machinery, personal property and interior and exterior signage, Tenant shall not be required to remove any of the Initial Improvements provided for in the Plans (but not necessarily any change orders initiated by Tenant) agreed upon between the parties pursuant to Appendix C hereto. (Landlord reserves the right, however, at the time of consenting to any change orders initiated by Tenant, to require Tenant to remove the same at the expiration or sooner termination of this Lease, in accordance with this Section 5E.) Tenant shall repair all damage caused by the installation or removal of any of the foregoing items. If Tenant does not timely remove such property, then Tenant shall be conclusively presumed to have, at Landlord's election (i) conveyed such property to Landlord without compensation or (ii) abandoned such property, and Landlord may dispose of or store any part thereof in any manner at Tenant's sole cost, without waiving Landlord's right to claim from Tenant all expenses arising out of Tenant's failure to remove the property, and without liability to Tenant or any other person. Landlord shall have no duty to be a bailee of any such personal property. If Landlord elects abandonment, Tenant shall pay to Landlord, upon demand, any expenses incurred for disposition.

6. USE OF PREMISES. Tenant shall use the Premises only for general office purposes and software, electronic component and/or electronic equipment manufacturing, fabrication, assembly, engineering, warehousing, storage and related services and purposes, and for no other purposes without the prior written consent of Landlord. Tenant shall not allow any use of the Premises which will negatively affect the cost of coverage of Landlord's insurance on the Project. Except as permitted in Section 28, below, Tenant shall not allow any inflammable or explosive liquids or materials to be kept on the Premises. Tenant shall not allow any use of the Premises which would cause the value or utility of any part of the Premises to diminish or would interfere with any other Tenant or with the operation of the Project by Landlord. Tenant shall not permit any nuisance or waste upon the Premises, or allow any offensive noise or odor in or around the Premises.

If any governmental authority shall deem the Premises to be a "place of public accommodation" under the Americans with Disabilities Act or any other comparable law as a result of Tenant's use, Tenant shall either modify its use to cause such authority to rescind its designation or be responsible for any alterations, structural or otherwise, required to be made to the common areas of the Building or the Premises under such laws.

7. GOVERNMENTAL REQUIREMENTS AND BUILDING RULES. Tenant shall comply with all Governmental Requirements applying to its use of the Premises. Tenant shall also comply with all reasonable rules established for the Project from time to time by Landlord and provided to Tenant. The present rules and regulations are contained in Appendix B. Failure by another tenant to comply with the rules or failure by Landlord to enforce them shall not relieve Tenant of its obligation to comply with the rules or make Landlord responsible to Tenant in any way. Landlord shall use reasonable efforts to apply the rules and regulations uniformly with respect to Tenant and tenants in the Building under leases containing rules and regulations similar to this Lease. In the event of alterations and repairs performed by Tenant, Tenant shall comply with the provisions of Section 5 of this Lease and also Landlord's "Policies, Rules and Regulations for Construction Projects".

8. WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE.

A. Indemnification. Tenant shall indemnify, defend and hold harmless Landlord and its officers, directors, employees and agents against any claim by any third party for injury to any person or damage to or loss of any property occurring in the Project and arising from the use of the Premises or from any other act or omission or negligence of Tenant or any of Tenant's employees or agents. Tenant's obligations under this section shall survive the termination of this Lease.

Landlord shall indemnify, defend and hold harmless Tenant and its officers, directors, employees and agents against any claim by any third party for damage to person or Premises or from any other act or omission or negligence of Landlord or any of Landlord's employees or agents. Landlord's obligations under this section shall survive the termination of this Lease.

TENANT HEREBY WAIVES ITS IMMUNITY WITH RESPECT TO LANDLORD UNDER THE INDUSTRIAL INSURANCE ACT (RCW TITLE 51) AND/OR THE LONGSHOREMAN'S AND HARBORWORKER'S ACT AND/OR ANY EQUIVALENT ACTS AND TENANT EXPRESSLY AGREES TO ASSUME POTENTIAL LIABILITY FOR ACTIONS BROUGHT AGAINST LANDLORD BY TENANT'S EMPLOYEES. THIS WAIVER HAS BEEN SPECIFICALLY NEGOTIATED BY THE PARTIES TO THIS LEASE AND TENANT HAS HAD THE OPPORTUNITY TO, AND HAS BEEN ENCOURAGED, TO CONSULT WITH INDEPENDENT COUNSEL REGARDING THIS WAIVER.

B. Tenant's Insurance. Tenant shall maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

(1) Commercial General Liability Insurance, with (a) Contractual Liability including the indemnification provisions contained in this Lease, (b) a severability of interest endorsement, (c) limits of not less than One Million Dollars ($1,000,000) combined single limit per occurrence and not less than Two Million Dollars ($2,000,000) in the aggregate for bodily injury, sickness or death, and property damage, and umbrella coverage of not less than Five Million Dollars ($5,000,000).

(2) Property Insurance against "All Risks" of physical loss covering the replacement cost of all improvements, fixtures and personal property. Tenant waives all rights of subrogation, and Tenant's property insurance shall include a waiver of subrogation in favor of Landlord.

(3) Workers' compensation or similar insurance in form and amounts required by law, and Employer's Liability with not less than the following limits:

Each Accident	$500,000
Disease—Policy Limit	$500,000
Disease—Each Employee	$500,000

Such insurance shall contain a waiver of subrogation provision in favor of Landlord and its agents.

Tenant's insurance shall be primary and not contributory to that carried by Landlord, its agents, or mortgagee. Landlord, and if any, Landlord's building manager or agent and ground lessor shall be named as additional insureds as respects to insurance required of the Tenant in Section 8B(1). The company or companies writing any insurance which Tenant is required to maintain under this Lease, as well as the form of such insurance, shall at all times be subject to Landlord's approval, and any such company shall be licensed to do business in the state in which the Building is located. Such insurance companies shall have a A.M. Best rating of A VI or better.

Tenant shall cause any contractor of Tenant performing work on the Premises to maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

(1) Commercial General Liability Insurance, including contractor's liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement, and contractor's protective liability coverage, to afford protection with limits, for each occurrence, of not less than One Million Dollars ($1,000,000) with respect to personal injury, death or property damage.

(2) Workers' compensation or similar insurance in form and amounts required by law, and Employer's Liability with not less than the following limits:

Each Accident	$500,000
Disease—Policy Limit	$500,000
Disease—Each Employee	$500,000

Such insurance shall contain a waiver of subrogation provision in favor of Landlord and its agents.

Tenant's contractor's insurance shall be primary and not contributory to that carried by Tenant, Landlord, their agents or mortgagees. Tenant and Landlord, and if any, Landlord's building manager or agent, mortgagee or ground lessor shall be named as additional insured on Tenant's contractor's insurance policies.

C. Insurance Certificates. Tenant shall deliver to Landlord certificates evidencing all required insurance no later than five (5) days prior to the Commencement Date and promptly upon each renewal date. Each certificate will provide for thirty (30) days prior written notice of cancellation to Landlord and Tenant.

D. Landlord's Insurance. Landlord shall maintain "All-Risk" property insurance at replacement cost, including loss of rents, on the Building, and Commercial General Liability insurance policies covering the common areas of the Building, each with such terms, coverages and conditions as are normally carried by reasonably prudent owners of properties similar to the Project. With respect to property insurance, Landlord and Tenant mutually waive all rights of

subrogation, and the respective "All-Risk" coverage property insurance policies carried by Landlord and Tenant shall contain enforceable waiver of subrogation endorsements.

9. FIRE AND OTHER CASUALTY.

A. Termination. If a fire or other casualty causes substantial damage to the Building or the Premises, Landlord shall engage a registered architect to certify within one (1) month of the casualty to both Landlord and Tenant the amount of time needed to restore the Building and the Premises to tenantability, using standard working methods. If the time needed exceeds five (5) months from the beginning of the restoration, or two (2) months therefrom if the restoration would begin during the last twelve (12) months of the Lease, then in the case of the Premises, either Landlord or Tenant may terminate this Lease, and in the case of the Building, Landlord may terminate this Lease, by notice to the other party within ten (10) days after the notifying party's receipt of the architect's certificate. Notwithstanding the foregoing, if flood, earthquake or other peril for which Landlord does not carry insurance causes substantial damage to the Premises or the Building, Landlord may also terminate this Lease by written notice given to Tenant within thirty (30) days from the date of the casualty. The termination under this paragraph shall be effective thirty (30) days from the date of the notice and Rent shall be paid by Tenant to that date, with an abatement for any portion of the Premises which has been untenantable after the casualty.

B. Restoration. If a casualty causes damage to the Building or the Premises but this Lease is not terminated for any reason, then subject to the rights of any mortgagees or ground lessors, Landlord shall obtain the applicable insurance proceeds and diligently restore the Building and the Premises without unnecessary delay, subject to current Governmental Requirements. Tenant shall replace its damaged improvements, personal property and fixtures. Rent shall be abated on a per diem basis during the restoration for any portion of the Premises which is untenantable, except to the extent that Tenant's negligence caused the casualty.

10. EMINENT DOMAIN. If a part of the Project is taken by eminent domain or deed in lieu thereof which is so substantial that the Premises cannot reasonably be used by Tenant for the operation of its business, as reasonably determined by Tenant, then either party may terminate this Lease effective as of the date of the taking. If any substantial portion of the Project is taken without affecting the Premises, then Landlord may terminate this Lease as of the date of such taking. Rent shall abate from the date of the taking in proportion to any part of the Premises taken. The entire award for a taking of any kind shall be paid to Landlord, and Tenant shall have no right to share in the award, except for any portion of the total award reasonably allocable to the unamortized cost of any permanent improvements to the Premises paid for directly by Tenant (other than through payment of Rent). All obligations accrued to the date of the taking shall be performed by the party liable to perform said obligations, as set forth herein. Nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any separate award made to Tenant for the taking of personal property or fixtures belonging to Tenant or for the interruption of or damage to Tenant's business or for Tenant's moving expenses.

11. RIGHTS RESERVED TO LANDLORD.

Landlord may exercise at any time any of the following rights respecting the operation of the Project without liability to the Tenant of any kind:

A. Name. To change the name or street address of the Building or the suite number(s) of the Premises; provided, however, that if such change is made at the election of Landlord and is not required by applicable governmental authority, Landlord shall reimburse Tenant for all printing and costs associated with revising marketing materials.

B. Signs. To install and maintain any signs on the exterior and in the interior of the Building, and to approve at its sole discretion, prior to installation, any of Tenant's signs in the Premises visible from the common areas or the exterior of the Building.

Subject to Landlord's prior written approval of the size, design, materials and location of the Tenant's sign, Tenant shall have the right to install, maintain, and replace a sign for its commercial identification on the exterior of the Building, to the extent allowed by applicable Governmental Requirements after taking into account any other exterior signage currently existing or permitted to be located on the exterior of the Building. Landlord's approval of Tenant's signage shall not be unreasonably withheld, provided that the sign complies with all applicable codes and ordinances, and is aesthetically compatible in Landlord's judgment with the Building and the Project. The parties agree to work together in good faith to determine the exact location for the sign. Tenant shall pay for all costs of construction, installation, maintenance and repair of its sign, and shall remove the sign upon the expiration or sooner termination of the Lease and repair all damage resulting from such removal at Tenant's sole cost.

C. Window Treatments. To approve, at its discretion, prior to installation, any shades, blinds, ventilators or window treatments of any kind, as well as any lighting within the Premises that may be visible from the exterior of the Building or any interior common area.

D. Keys. To retain and use at any time passkeys to enter the Premises or any door within the Premises. Tenant shall not alter or add any lock or bolt without Landlord's prior written consent, which shall not be unreasonably withheld.

E. Access. Upon reasonable prior notice to Tenant (which may include telephone notice), to have access to inspect the Premises, and to perform its obligations, or make repairs, alterations, additions or improvements, as permitted by this Lease; provided, however, that no such notice shall be required in cases of emergency.

F. Preparation for Reoccupancy. To decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant abandons the Premises, without relieving Tenant of any obligation to pay Rent.

G. Heavy Articles. To approve the weight, size, placement and time and manner of movement within the Building of any safe, central filing system or other heavy article of Tenant's property. Tenant shall move its property entirely at its own risk.

H. Show Premises. To show the Premises to prospective purchasers, tenants, brokers, lenders, investors, rating agencies or others at any reasonable time, provided that Landlord gives prior notice to Tenant and does not materially interfere with Tenant's use of the Premises.

I. Intentionally Omitted.

J. Use of Lockbox. To designate a lockbox collection agent for collections of amounts due Landlord. In that case, the date of payment of Rent or other sums shall be the date of the agent's receipt of such payment or the date of actual collection if payment is made in the form of a negotiable instrument thereafter dishonored upon presentment. However, Landlord may reject any payment for all purposes as of the date of receipt or actual collection by mailing to Tenant within 21 days after such receipt or collection a check equal to the amount sent by Tenant.

K. Repairs and Alterations. After reasonable prior notice to Tenant, to make repairs or alterations to the Project and in doing so transport any required material through the Premises, to close entrances, doors, corridors, elevators and other facilities in the Project, to open any ceiling in the Premises, or to temporarily suspend services or use of common areas in the Building. Provided that Landlord shall not unreasonably interfere with Tenant's business operations in the Premises, Landlord may perform any such repairs or alterations during ordinary business hours of 6:00 a.m. to 7:00 p.m., Monday through Friday, and 9:00 a.m. to 3:00 p.m. on Saturday. If Landlord shall be unable to perform such repairs or alterations during such business hours without unreasonably interfering with Tenant's business operations, then except in cases of emergency, Landlord shall perform such repairs or alterations before or after such business hours, and any overtime or other excess expenses resulting from such "after hours" work shall be borne by Landlord. Tenant may otherwise require any Work in the Premises to be done after business hours if Tenant pays Landlord for overtime and any other excess expenses incurred. Landlord may do or permit any work on any nearby building, land, street, alley or way, provided that Landlord shall endeavor to avoid unreasonable interference with Tenant's business operations in the Premises.

L. Landlord's Agents. If Tenant is in default under this Lease, possession of Tenant's funds or negotiation of Tenant's negotiable instrument by any of Landlord's agents shall not waive any breach by Tenant or any remedies of Landlord under this Lease.

M. Building Services. To install, use and maintain through the Premises, pipes, conduits, wires and ducts serving the Building, provided that such installation, use and maintenance does not unreasonably interfere with Tenant's use of the Premises.

N. Other Actions. To take any other action which Landlord deems reasonable in connection with the operation, maintenance or preservation of the Building.

12. TENANT'S DEFAULT.

Any of the following shall constitute a default by Tenant:

A. Rent Default. Tenant fails to pay any Rent within five (5) days following written notice from Landlord that the same is past due.

B. Assignment/Sublease or Hazardous Substances Default. Tenant defaults in its obligations under Section 17 Assignment and Sublease or Section 28 Hazardous Substances;

C. Other Performance Default. Tenant fails to perform any other obligation to Landlord under this Lease, and this failure continues for thirty (30) days after written notice from Landlord, except that if Tenant promptly begins to cure its failure within the thirty (30) day period but cannot reasonably complete its cure within such period, then, so long as Tenant continues diligently prosecute the cure to completion, the thirty (30) day period shall be extended to such period as is reasonably necessary to complete the cure.

D. Credit Default

(1) Tenant commences any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or seeks appointment of a receiver, trustee, custodian or other similar official for the Tenant or for any substantial part of its property, or any such proceeding is commenced against Tenant and either remains undismissed for a period of thirty days or results in the entry of an order for relief against Tenant which is not fully stayed within seven days after entry;

(2) Tenant becomes insolvent or bankrupt, does not generally pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors;

(3) Any third party obtains a levy or attachment under process of law against Tenant's leasehold interest which is not dismissed within sixty (60) days.

E. Abandonment Default. Tenant abandons the Premises and is not paying rent.

13. LANDLORD REMEDIES.

A. Termination of Lease or Possession. If Tenant defaults, Landlord may elect by notice to Tenant either to terminate this Lease or to terminate Tenant's possession of the Premises without terminating this Lease. In either case, Tenant shall immediately vacate the Premises and deliver possession to Landlord, and Landlord may repossess the Premises and may, at Tenant's sole cost, remove any of Tenant's signs and any of its other property, without relinquishing its right to receive Rent or any other right against Tenant.

B. Lease Termination Damages. If Landlord terminates the Lease, Tenant shall pay to Landlord all Rent due on or before the date of termination, plus Landlord's reasonable estimate of the aggregate Rent that would have been payable from the date of termination

through the Termination Date, reduced by the rental value of the Premises calculated as of the date of termination for the same period, taking into account anticipated vacancy prior to reletting, reletting expenses and market concessions, both discounted to present value at the rate of five percent (5%) per annum. If Landlord shall relet any part of the Premises for any part of such period before such present value amount shall have been paid by Tenant or finally determined by a court, then the amount of Rent payable pursuant to such reletting (taking into account vacancy prior to reletting and any reletting expenses or concessions) shall be deemed to be the reasonable rental value for that portion of the Premises relet during the period of the reletting.

C. Possession Termination Damages. If Landlord terminates Tenant's right to possession without terminating the Lease and Landlord takes possession of the Premises itself, Landlord may relet any part of the Premises for such Rent, for such time, and upon such terms as Landlord in its sole discretion shall determine, without any obligation to do so prior to renting other vacant areas in the Building. Any proceeds from reletting the Premises shall first be applied to the expenses of reletting, including redecoration, repair, alteration, advertising, brokerage, legal, and other reasonably necessary expenses. If the reletting proceeds after payment of expenses are insufficient to pay the full amount of Rent under this Lease, Tenant shall pay such deficiency to Landlord monthly upon demand as it becomes due. Any excess proceeds shall be retained by Landlord.

D. Landlord's Remedies Cumulative. All of Landlord's remedies under this Lease shall be in addition to all other remedies Landlord may have at law or in equity. Waiver by Landlord of any breach of any obligation by Tenant shall be effective only if it is in writing, and shall not be deemed a waiver of any other breach, or any subsequent breach of the same obligation. Landlord's acceptance of payment by Tenant shall not constitute a waiver of any breach by Tenant, and if the acceptance occurs after Landlord's notice to Tenant, or termination of the Lease or of Tenant's right to possession, the acceptance shall not affect such notice or termination. Acceptance of payment by Landlord after commencement of a legal proceeding or final judgment shall not affect such proceeding or judgment. Landlord may advance such monies and take such other actions for Tenant's account as reasonably may be required to cure or mitigate any default by Tenant. Tenant shall immediately reimburse Landlord for any such advance, and such sums shall bear interest at the default interest rate until paid.

E. WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES TRIAL BY JURY IN THE EVENT OF ANY LEGAL PROCEEDING BROUGHT BY THE OTHER IN CONNECTION WITH THIS LEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS LEASE IN A FEDERAL OR STATE COURT LOCATED IN WASHINGTON, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM.

F. Litigation Costs. The prevailing party shall pay the other party's reasonable attorneys' fees and other costs in enforcing this Lease, whether or not suit is filed.

14. SURRENDER. Upon termination of this Lease or Tenant's right to possession, Tenant shall return the Premises to Landlord in good order and condition, ordinary wear and casualty damage excepted. If Landlord requires Tenant to remove any alterations, then Tenant shall remove the alterations in a good and workmanlike manner and restore the Premises to its condition prior to their installation.

15. HOLDOVER. Tenant shall have no right to holdover possession of the Premises after the expiration or termination of this Lease without Landlord's prior written consent, which consent may be withheld in Landlord's sole and absolute discretion. If Tenant retains possession of any part of the Premises after the Term, Tenant shall become a month-to-month tenant for the entire Premises upon all of the terms of this Lease as might be applicable to such month-to-month tenancy, except that Tenant agrees to pay for each full or partial month that Tenant remains in possession, an amount equal to 125% of the Base Rent and 100% of the estimated Operating Cost Share Rent and estimated Tax Share Rent in effect immediately prior to such holdover, computed on a monthly basis. Tenant shall also pay Landlord all of Landlord's direct and consequential damages. No acceptance of Rent or other payments by Landlord under these holdover provisions shall operate as a waiver of Landlord's right to regain possession or any other of Landlord's remedies.

16. SUBORDINATION TO GROUND LEASES AND MORTGAGES.

A. Subordination. This Lease shall be subordinate to any present or future ground lease or mortgage respecting the Project, and any amendments to such ground lease or mortgage, at the election of the ground lessor or mortgagee as the case may be, effected by notice to Tenant in the manner provided in this Lease. The subordination shall be effective upon such notice, but at the request of Landlord or ground lessor or mortgagee, Tenant shall within ten (10) days of the request, execute and deliver to the requesting party any reasonable documents provided to evidence the subordination. Any mortgagee has the right, at its option, to subordinate its mortgage to the terms of this Lease, without notice to, nor the consent of, Tenant.

B. Termination of Ground Lease or Foreclosure of Mortgage. If any ground lease is terminated or mortgage foreclosed or deed in lieu of foreclosure given and the ground lessor, mortgagee, or purchaser at a foreclosure sale shall thereby become the owner of the Project, Tenant shall attorn to such ground lessor or mortgagee or purchaser without any deduction or setoff by Tenant, and this Lease shall continue in effect as a direct lease between Tenant and such ground lessor, mortgagee or purchaser. The ground lessor or mortgagee or purchaser shall be liable as Landlord only during the time such ground lessor or mortgagee or purchaser is the owner of the Project. At the request of Landlord, ground lessor or mortgagee, Tenant shall execute and deliver within ten (10) days of the request any document furnished by the requesting party to evidence Tenant's agreement to attorn.

C. Security Deposit. Any ground lessor or mortgagee shall be responsible for the return of any security deposit by Tenant only to the extent the security deposit is received by such ground lessor or mortgagee.

D. Notice and Right to Cure. The Project is subject to any ground lease and mortgage identified with name and address of ground lessor or mortgagee in Appendix D to this

Lease (as the same may be amended from time to time by written notice to Tenant). Tenant agrees to send by registered or certified mail to any ground lessor or mortgagee identified either in such Appendix or in any later notice from Landlord to Tenant a copy of any notice of default sent by Tenant to Landlord. If Landlord fails to cure such default within the required time period under this Lease, but ground lessor or mortgagee begins to cure within ten (10) days after such period and proceeds diligently to complete such cure, then ground lessor or mortgagee shall have such additional time as is necessary to complete such cure, including any time necessary to obtain possession if possession is necessary to cure, and Tenant shall not begin to enforce its remedies so long as the cure is being diligently pursued.

E. Definitions. As used in this Section 16, "mortgage" shall include "deed of trust" and/or "trust deed" and "mortgagee" shall include "beneficiary" and/or "trustee", "mortgagee" shall include the mortgagee of any ground lessee, and "ground lessor", "mortgagee", and "purchaser at a foreclosure sale" shall include, in each case, all of its successors and assigns, however remote.

17. ASSIGNMENT AND SUBLEASE.

A. In General. Tenant shall not, without the prior consent of Landlord in each case, (i) make or allow any assignment or transfer, by operation of law or otherwise, of any part of Tenant's interest in this Lease, (ii) grant or allow any lien or encumbrance, by operation of law or otherwise, upon any part of Tenant's interest in this Lease, (iii) sublet any part of the Premises, or (iv) permit anyone other than Tenant and its employees to occupy any part of the Premises; provided, however, that subject to the remaining provisions of this Section 17, including, without limitation, Section 17C, below, Landlord consents to Tenant's assignment of this Lease or sublease of the Premises to an Affiliate of Tenant, as defined in Section 26C, below. Tenant shall remain primarily liable for all of its obligations under this Lease, notwithstanding any assignment or transfer. No consent granted by Landlord shall be deemed to be a consent to any subsequent assignment or transfer, lien or encumbrance, sublease or occupancy. Tenant shall pay all of Landlord's attorneys' fees and other expenses incurred in connection with any consent requested by Tenant or in reviewing any proposed assignment or subletting. Any assignment or transfer, grant of lien or encumbrance, or sublease or occupancy without Landlord's prior written consent shall be void. If Tenant shall assign this Lease or sublet the Premises in its entirety any rights of Tenant to renew this Lease, extend the Term or to lease additional space in the Project shall be extinguished thereby and will not be transferred to the assignee or subtenant, all such rights being personal to the Tenant named herein.

B. Landlord's Consent. Landlord will not unreasonably withhold its consent to any proposed assignment or subletting. It shall be reasonable for Landlord to withhold its consent to any assignment or sublease if (i) Tenant is in default under this Lease, (ii) the proposed assignee or sublessee is a tenant in the Project or an affiliate of such a tenant or a party that Landlord has identified as a prospective tenant in the Project (provided that Landlord has comparable space available in the Project), (iii) the financial responsibility, nature of business, and character of the proposed assignee or subtenant are not all reasonably satisfactory to Landlord, (iv) in the reasonable judgment of Landlord the purpose for which the assignee or subtenant intends to use the Premises (or a portion thereof) is not in keeping with Landlord's standards for the Building or are in violation of the terms of this Lease or any other leases in the Project, or (v) the

proposed assignment is for less than the entire Premises or for less than the remaining Term of the Lease. The foregoing shall not exclude any other reasonable basis for Landlord to withhold its consent.

C. Procedure. Tenant shall notify Landlord of any proposed assignment or sublease at least thirty (30) days prior to its proposed effective date. The notice shall include the name and address of the proposed assignee or subtenant, its corporate affiliates in the case of a corporation and its partners in a case of a partnership, an execution copy of the proposed assignment or sublease, and sufficient information to permit Landlord to determine the financial responsibility and character of the proposed assignee or subtenant. As a condition to any effective assignment of this Lease, the assignee shall execute and deliver in form satisfactory to Landlord at least fifteen (15) days prior to the effective date of the assignment, an assumption of all of the obligations of Tenant under this Lease. As a condition to any effective sublease, subtenant shall execute and deliver in form satisfactory to Landlord at least fifteen (15) days prior to the effective date of the sublease, an agreement to comply with all of Tenant's obligations under this Lease, and at Landlord's option, an agreement (except for the economic obligations which subtenant will undertake directly to Tenant) to attorn to Landlord under the terms of the sublease in the event this Lease terminates before the sublease expires.

D. Change of Management or Ownership. Unless Tenant is a publicly traded corporation, any direct or indirect change in 51% or more of the ownership interest in Tenant shall constitute an assignment of this Lease.

E. Excess Payments. If Tenant shall assign this Lease or sublet any part of the Premises for consideration in excess of the pro-rata portion of Rent applicable to the space subject to the assignment or sublet, then Tenant shall pay to Landlord as Additional Rent 50% of any such excess immediately upon receipt after deducting all subleasing and marketing expenses intended for and directly associated with such assignment or sublease.

F. Recapture. Landlord may, by giving written notice to Tenant within thirty (30) days after receipt of Tenant's notice of assignment of this Lease or subletting of more than fifty percent (50%) of the Premises, terminate this Lease with respect to the space described in Tenant's notice, as of the effective date of the proposed assignment or sublease and all obligations under this Lease as to such space shall expire except as to any obligations that expressly survive any termination of this Lease.

18. CONVEYANCE BY LANDLORD. If Landlord shall at any time transfer its interest in the Project or this Lease, and provided that Landlord's successor or transferee agrees in writing at the time of the transfer to assume Landlord's obligations under the Lease occurring after the transfer, then Landlord shall be released of any obligations occurring after such transfer, except the obligation to return to Tenant any security deposit not delivered to its transferee, and Tenant shall look solely to Landlord's successors for performance of such obligations. This Lease shall not be affected by any such transfer.

19. ESTOPPEL CERTIFICATE. Each party shall, within ten (10) days of receiving a request from the other party, execute, acknowledge in recordable form, and deliver to the other party or its designee a certificate stating, subject to a specific statement of any

applicable exceptions, that the Lease as amended to date is in full force and effect, that the Tenant is paying Rent and other charges on a current basis, and that to the best of the knowledge of the certifying party, the other party has committed no uncured defaults and has no offsets or claims. The certifying party may also be required to state the date of commencement of payment of Rent, the Commencement Date, the Termination Date, the Base Rent, the current Operating Cost Share Rent and Tax Share Rent estimates, the status of any improvements required to be completed by Landlord, the amount of any security deposit, and such other matters as may be reasonably requested. Failure to deliver such statement within the time required shall be conclusive evidence against the non-certifying party that this Lease, with any amendments identified by the requesting party, is in full force and effect, that there are no uncured defaults by the requesting party, that not more than one month's Rent has been paid in advance, that the non-certifying party has not paid any security deposit, and that the non-certifying party has no claims or offsets against the requesting party.

20. SECURITY DEPOSIT. Tenant shall deposit with Landlord on the date of this Lease, security for the performance of all of its obligations in the amount set forth on the Schedule. If Tenant defaults under this Lease, Landlord may use any part of the Security Deposit to make any defaulted payment, to pay for Landlord's cure of any defaulted obligation, or to compensate Landlord for any loss or damage resulting from any default. To the extent any portion of the deposit is used, Tenant shall within five (5) days after demand from Landlord restore the deposit to its full amount. Landlord may keep the Security Deposit in its general funds and shall not be required to pay interest to Tenant on the deposit amount. If Tenant shall perform all of its obligations under this Lease and return the Premises to Landlord at the end of the Term, Landlord shall return all of the remaining Security Deposit to Tenant within thirty (30) days after the end of the Term. The Security Deposit shall not serve as an advance payment of Rent or a measure of Landlord's damages for any default under this Lease.

If Landlord transfers its interest in the Project or this Lease, Landlord may transfer the Security Deposit to its transferee. Upon such transfer, Landlord shall have no further obligation to return the Security Deposit to Tenant, and Tenant's right to the return of the Security Deposit shall apply solely against Landlord's transferee.

21. FORCE MAJEURE. Landlord shall not be in default under this Lease to the extent Landlord is unable to perform any of its obligations on account of any strike or labor problem, energy shortage, governmental pre-emption or prescription, national emergency, or any other cause of any kind beyond the reasonable control of Landlord ("Force Majeure").

22. INTENTIONALLY OMITTED.

23. NOTICES. All notices, consents, approvals and similar communications to be given by one party to the other under this Lease, shall be given in writing, mailed or personally delivered as follows:

A. Landlord. To Landlord as follows:

Carr Redmond, LLC
10735 Willows Road NE, Suite 100

Redmond, WA 98052
Attn: Market Managing Director

with a copy to:

CarrAmerica Realty Corporation
1850 K Street, NW
Suite 500
Washington, D.C. 20006
Attn: Legal Department

or to such other person at such other address as Landlord may designate by notice to Tenant.

B. Tenant. To Tenant as follows:

Data I/O Corporation
6464 185th Avenue NE
Redmond, WA 98052
Attn: VP, CFO
cc: General Counsel

with a copy, as to any notice given prior to Tenant's occupancy of the Premises, to:

Data I/O Corporation
P. O. Box 97046
Redmond, WA 98073-9746
Attn: VP, CFO
cc: General Counsel

or to such other person at such other address as Tenant may designate by notice to Landlord.

Mailed notices shall be sent by United States certified or registered mail, or by a reputable national overnight courier service, postage prepaid. Mailed notices shall be deemed to have been given on the earlier of actual delivery or three (3) business days after posting in the United States mail in the case of registered or certified mail, and one business day in the case of overnight courier.

24. **QUIET POSSESSION.** So long as Tenant shall perform all of its obligations under this Lease, Tenant shall enjoy peaceful and quiet possession of the Premises against any party claiming through the Landlord.

25. **REAL ESTATE BROKER.** Tenant represents to Landlord that Tenant has not dealt with any real estate broker with respect to this Lease except for any broker(s) listed in the Schedule, and no other broker is in any way entitled to any broker's fee or other payment in connection with this Lease. Tenant shall indemnify and defend Landlord against any claims by any other broker or third party for any payment of any kind in connection with this Lease.

26. MISCELLANEOUS.

A. Successors and Assigns. Subject to the limits on Tenant's assignment contained in Section 17, the provisions of this Lease shall be binding upon and inure to the benefit of all successors and assigns of Landlord and Tenant.

B. Date Payments Are Due. Except for payments to be made by Tenant under this Lease which are due upon demand or are due in advance (such as Base Rent), Tenant shall pay to Landlord any amount for which Landlord renders a statement of account within ten days of Tenant's receipt of Landlord's statement.

C. Meaning of "Landlord", "Re-Entry, "including" and "Affiliate". The term "Landlord" means only the owner of the Project and the lessor's interest in this Lease from time to time. The words "re-entry" and "re-enter" are not restricted to their technical legal meaning. The words "including" and similar words shall mean "without limitation." The word "affiliate" shall mean a person or entity controlling, controlled by or under common control with the applicable entity. "Control" shall mean the power directly or indirectly, by contract or otherwise, to direct the management and policies of the applicable entity.

D. Time of the Essence. Time is of the essence of each provision of this Lease.

E. No Option. This document shall not be effective for any purpose until it has been executed and delivered by both parties; execution and delivery by one party shall not create any option or other right in the other party.

F. Severability. The unenforceability of any provision of this Lease shall not affect any other provision.

G. Governing Law. This Lease shall be governed in all respects by the laws of the state in which the Project is located, without regard to the principles of conflicts of laws.

H. Lease Modification. Tenant agrees to modify this Lease in any way requested by a mortgagee which does not cause increased expense to Tenant or otherwise materially adversely affect Tenant's interests under this Lease.

I. No Oral Modification. No modification of this Lease shall be effective unless it is a written modification signed by both parties.

J. Landlord's Right to Cure. If Landlord breaches any of its obligations under this Lease, Tenant shall notify Landlord in writing and shall take no action respecting such breach so long as Landlord cures such default within thirty (30) days thereafter; provided, however, that if more than thirty (30) days are reasonably required to cure such default, such thirty (30) day period shall be extended to such longer time as is reasonably required to cure the default, so long as Landlord promptly begins to cure the breach within such thirty (30) day period and thereafter diligently pursues such cure to its completion. If Landlord's default is not cured within the applicable cure period, and such default materially adversely affects Tenant's ability to conduct

its business operations in the Premises, then Tenant may, upon five (5) additional days' notice to Landlord, cure such default. If Tenant elects to perform such cure, then all actual, reasonable sums paid, together with reasonable costs and expenses incurred by Tenant, including reasonable attorney's fees, shall be paid by Landlord to Tenant within thirty (30) days of written demand therefor. Landlord may cure any default by Tenant; any expenses incurred shall become Additional Rent due from Tenant on demand by Landlord.

K. Captions. The captions used in this Lease shall have no effect on the construction of this Lease.

L. Authority. Landlord and Tenant each represents to the other that it has full power and authority to execute and perform this Lease.

M. Landlord's Enforcement of Remedies. Landlord may enforce any of its remedies under this Lease either in its own name or through an agent.

N. Entire Agreement. This Lease, together with all Appendices and Addendum 1 hereto, constitutes the entire agreement between the parties. No representations or agreements of any kind have been made by either party which are not contained in this Lease.

O. Landlord's Title. Landlord's title shall always be paramount to the interest of the Tenant, and nothing in this Lease shall empower Tenant to do anything which might in any way impair Landlord's title.

P. Light and Air Rights. Landlord does not grant in this Lease any rights to light and air in connection with Project. Landlord reserves to itself, the Land, the Building below the improved floor of each floor of the Premises, the Building above the ceiling of each floor of the Premises, the exterior of the Premises and the areas on the same floor outside the Premises, along with the areas within the Premises required for the installation and repair of utility lines and other items required to serve other tenants of the Building.

Q. Singular and Plural. Wherever appropriate in this Lease, a singular term shall be construed to mean the plural where necessary, and a plural term the singular. For example, if at any time two parties shall constitute Landlord or Tenant, then the relevant term shall refer to both parties together.

R. No Recording by Tenant. Tenant shall not record in any public records any memorandum or any portion of this Lease.

S. Exclusivity. Landlord does not grant to Tenant in this Lease any exclusive right except the right to occupy its Premises.

T. No Construction Against Drafting Party. The rule of construction that ambiguities are resolved against the drafting party shall not apply to this Lease.

U. Survival. All obligations of Landlord and Tenant under this Lease shall survive the termination of this Lease.

V. Rent Not Based on Income. No rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises. Tenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.

W. Building Manager and Service Providers. Landlord may perform any of its obligations under this Lease through its employees or third parties hired by the Landlord.

X. Late Charge and Interest on Late Payments. Without limiting the provisions of Section 12A, if Tenant fails to pay any installment of Rent or other charge to be paid by Tenant pursuant to this Lease within five (5) business days after the same becomes due and payable, then Tenant shall pay a late charge equal to the greater of five percent (5%) of the amount of such payment or $250. In addition, interest shall be paid by Tenant to Landlord on any late payments of Rent from the date due until paid at the rate provided in Section 2D(2). Such late charge and interest shall constitute Additional Rent due and payable by Tenant to Landlord upon the date of payment of the delinquent payment referenced above.

Y. Tenant's Financial Statements. Within ten (10) days after Landlord's written request therefor, Tenant shall deliver to Landlord the current audited annual and quarterly financial statements of Tenant, and annual audited financial statements of the two (2) years prior to the current year's financial statements, each with an opinion of a certified public accountant and including a balance sheet and profit and loss statement, all prepared in accordance with generally accepted accounting principles consistently applied.

Z. Parking. Landlord shall maintain a parking ratio of three (3) cars per 1,000 rentable square feet of Premises area in the parking area serving the Premises, and Tenant's parking allowance shall consist of three (3) cars per 1000 rentable square feet of Premises area.

27. UNRELATED BUSINESS INCOME. If Landlord is advised by its counsel at any time that any part of the payments by Tenant to Landlord under this Lease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, then Tenant shall enter into any amendment proposed by Landlord to avoid such income, so long as the amendment does not require Tenant to make more payments or accept fewer services from Landlord, than this Lease provides.

28. HAZARDOUS SUBSTANCES. Except for reasonable quantities of those Hazardous Substances used for ordinary cleaning and office purposes and required for the uses permitted under Section 6, above, Tenant shall not cause or permit any Hazardous Substances to be brought upon, produced, stored, used, discharged or disposed of in or near the Project unless Landlord has consented to such storage or use in its sole discretion. "Hazardous Substances" include those hazardous substances described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any other applicable federal, state or local law, and the regulations adopted under these laws. "Hazardous Substances" specifically include but are not restricted to asbestos, polychlorobiphenyls ("PCBs") and petroleum. Notwithstanding the foregoing, Landlord consents to Tenant's use and storage

within the Premises of reasonable quantities of those Hazardous Substances used for ordinary cleaning and office purposes and Tenant's permitted business operations in the Premises, as set forth in Section 6, above; provided that all such use, storage and disposal shall be at all times in full compliance with all applicable Governmental Requirements. If any lender or governmental agency shall require testing for Hazardous Substances in the Premises based on a reasonable belief that Tenant is the source of such Hazardous Substances, Tenant shall pay for such testing. Tenant, at its sole cost and expense, shall operate its business in the Project in compliance with all applicable Governmental Requirements and shall promptly remediate any Hazardous Substances released on or from the Property by Tenant, its agents, employees, contractors, subtenants or invitees; provided, however, that Tenant except in case of an emergency, shall undertake no remediation without the prior written approval of Landlord. If the release of any Hazardous Substance on the Project caused or permitted by Tenant, its agents, employees, contractors, subtenants or invitees, whether or not permitted by this Section 28, results in any contamination, damage or injury to the Property, the environment or human health, Tenant shall promptly take all actions at its sole expense as are necessary to return the Property to the condition existing prior to the release of any such Hazardous Substance and as may be required applicable Governmental Requirements or authorities having jurisdiction.

Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all losses (including, without limitation, diminution in value of the Project and loss of rental income from the Leased Premises), claims, demands, actions, suits, damages, fines, penalties, interest, and expenses (including, without limitation, remediation, corrective action, or cleanup expenses), and costs (including, without limitation, actual attorneys' fees, consultant fees or expert fees) which are brought or recoverable against, or suffered or incurred by Landlord as a result of release of Hazardous Substances that Tenant is required to remediate as provided above or any breach of the obligations under this Section 28 by Tenant, its agents, employees, contractors, subtenants or invitees, regardless of whether Tenant had knowledge of such noncompliance. This Section 28 shall survive any termination of this Lease.

29. <u>EXCULPATION</u>. Landlord shall have no personal liability under this Lease; its liability shall be limited to its interest in the Project, and shall not extend to any other property or assets of the Landlord. In no event shall any officer, director, employee, agent, shareholder, partner, member or beneficiary of Landlord be personally liable for any of Landlord's obligations hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Lease.

LANDLORD:

CARR REDMOND, LLC,
a Delaware limited liability company

By: Carr Redmond Holding, LLC,
a Delaware limited liability company,
its sole member

By: CarrAmerica Realty Operating Partnership, L.P.,
a Delaware limited partnership, its sole member

By: CarrAmerica Realty Corporation,
a Maryland corporation,
its general partner

By: ______________________
Print Name: Clete Casper
Print Title: Managing Director

TENANT:

DATA I/O CORPORATION

By: ______________________
Print Name: Joel S Hatlen
Print Title: VP/CFO

STATE OF WASHINGTON)
)ss.
County of K I N G)

I certify that I know or have satisfactory evidence that Clete Caspen is the person who appeared before me, and said person acknowledged that he signed this instrument, on oath stated that he was authorized to execute this instrument and acknowledged it as the Managing Director of CarrAmerica Realty Corporation, a Maryland corporation, to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

Dated: March 3, 2006

SUSAN C. WELLS
COMMISSION EXPIRES
NOTARY
PUBLIC
8-2-06
STATE OF WASHINGTON

Susan C. Wells
(Print name)
Notary public in and for the State of Washington,
residing at Bellevue
My appointment expires: 08-02-06

STATE OF WASHINGTON)
)ss.
County of K I N G)

I certify that I know or have satisfactory evidence that JOEL S. HATLEN is the person who appeared before me, and said person acknowledged that HE signed this instrument, on oath stated that HE was authorized to execute this instrument and acknowledged it as the VICE PRESIDENT ______ of Data I/O Corporation, a Washington corporation, to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

Dated: FEBRUARY 28, 2006

Deborah A Kirchan
(Print name)
Notary public in and for the State of Washington,
residing at Issaquah, WA
My appointment expires: 7-19-09

DEBORAH A. KIRCHAN
COMMISSION EXPIRES
NOTARY
PUBLIC
7-19-09
STATE OF WASHINGTON

APPENDIX A-1

PLAN OF THE PREMISES


DATA IO - 1ST FLOOR
JPC ARCHITECTS
JPC PROJ MGR: P LOOSDON
JPC PROJ NO: 05-100-0799
REVISION:
BUILDING: REDMOND EAST - BLDG. 17
DATE: 02.10.06

APPENDIX A-2

PLAN OF THE PREMISES


SCOPE OF WORK
JPC ARCHITECTS
DATA IO - 2ND FLOOR
JPC PROJ MGR: P LOOSDEN
JPC PROJ NO: 05-100-0799
REVISION: SP - DATE
BUILDING REDMOND EAST - BLDG. 17
DATE: 02.16.06

APPENDIX B

RULES AND REGULATIONS

1. Tenant shall not place anything, or allow anything to be placed near the glass of any window, door, partition or wall which may, in Landlord's judgment, appear unsightly from outside of the Project.

2. The Project directory shall be available to Tenant solely to display names and their location in the Project, which display shall be as directed by Landlord.

3. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used by Tenant for any purposes other than for ingress to and egress from the Premises; provided, however, that Tenant may use the area surrounding the roll-up door serving the Premises for shipping and receiving and related purposes, and for reasonable periods required in connection therewith (but in no event overnight), may temporarily obstruct the adjacent sidewalk. Tenant shall otherwise lend its full cooperation to keep such areas free from all obstruction and in a clean and sightly condition and shall move all supplies, furniture and equipment as soon as received directly to the Premises and move all such items and waste being taken from the Premises (other than waste customarily removed by employees of the Building) directly to the shipping platform at or about the time arranged for removal therefrom. The halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and Landlord shall, in all cases, retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord, reasonably exercised, shall be prejudicial to the safety, character, reputation and interests of the Project. Neither Tenant nor any employee or invitee of Tenant shall go upon the roof of the Building.

4. The toilet rooms, urinals, wash bowls and other apparatuses shall not be used for any purposes other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein, and to the extent caused by Tenant or its employees or invitees, the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant.

5. Tenant shall not cause any unnecessary janitorial labor or services by reason of Tenant's carelessness or indifference in the preservation of good order and cleanliness.

6. Tenant shall not install or operate any refrigerating, heating or air conditioning apparatus, or carry on any mechanical business without the prior written consent of Landlord; use the Premises for housing, lodging or sleeping purposes; or permit preparation or warming of food in the Premises (warming of coffee and meals with employees and guests excepted). Tenant shall not occupy or use the Premises or permit the Premises to be occupied or used for any purpose, act or thing which is in violation of any Governmental Requirement or which may be dangerous to persons or property.

7. Except as set forth in Section 28 of the Lease, Tenant shall not bring upon, use or keep in the Premises or the Project any kerosene, gasoline or inflammable or combustible fluid

or material, or any other articles deemed hazardous to persons or property, nor shall Tenant use any method of heating or air conditioning other than that supplied or approved by Landlord.

8. Landlord shall have sole power to direct electricians as to where and how telephone and other wires are to be introduced. No boring or cutting for wires is to be allowed without the consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

9. No additional locks shall be placed upon any doors, windows or transoms in or to the Premises. Tenant shall not change existing locks or the mechanism thereof. Upon termination of the lease, Tenant shall deliver to Landlord all keys and passes for offices, rooms, parking lot and toilet rooms which shall have been furnished Tenant.

In the event of the loss of keys so furnished, Tenant shall pay Landlord therefor. Tenant shall not make, or cause to be made, any such keys and shall order all such keys solely from Landlord and shall pay Landlord for any keys in addition to the two sets of keys originally furnished by Landlord for each lock.

10. Tenant shall not install linoleum, tile, carpet or other floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord.

11. No furniture, packages, supplies, equipment or merchandise will be received in the Project or carried up or down in the freight elevator, except between such hours and in such freight elevator as shall be designated by Landlord. Tenant shall not take or permit to be taken in or out of other entrances of the Building, or take or permit on other elevators, any item normally taken in or out through the trucking concourse or service doors or in or on freight elevators.

12. Tenant shall cause all doors to the Premises to be closed and securely locked and shall turn off all lights and equipment not necessary to be left operating before leaving the Project at the end of the day.

13. Without the prior written consent of Landlord, Tenant shall not use the name of the Project or any picture of the Project in connection with, or in promoting or advertising the business of, Tenant, except Tenant may use the address of the Project as the address of its business.

14. Tenant shall cooperate fully with Landlord to assure the most effective operation of the Premises' or the Project's heating and air conditioning, and shall refrain from attempting to adjust any controls, other than room thermostats installed for Tenant's use. Tenant shall keep corridor doors closed.

15. Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage, which may arise from a cause other than Landlord's negligence, which includes keeping doors locked and other means of entry to the Premises closed and secured.

16. Peddlers, solicitors and beggars shall be reported to the office of the Project or as Landlord otherwise requests.

17. Tenant shall not advertise the business, profession or activities of Tenant conducted in the Project in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining to such business, profession or activities.

18. No bicycle or other vehicle and no animals or pets shall be allowed in the Premises, halls, freight docks, or any other parts of the Building except that blind persons may be accompanied by "seeing eye" dogs. Tenant shall not make or permit any noise, vibration or odor to emanate from the Premises, or do anything therein tending to create, or maintain, a nuisance, or do any act tending to injure the reputation of the Building.

19. Tenant acknowledges that Building security problems may occur which may require the employment of extreme security measures in the day-to-day operation of the Project.

Accordingly:

(a) Landlord may, at any time, or from time to time, or for regularly scheduled time periods, as deemed advisable by Landlord and/or its agents, in their sole discretion, require that persons entering or leaving the Project or the Property identify themselves to watchmen or other employees designated by Landlord, by registration, identification or otherwise.

(b) Tenant agrees that it and its employees will cooperate fully with Project employees in the implementation of any and all security procedures.

(c) Such security measures shall be the sole responsibility of Landlord, and Tenant shall have no liability for any action taken by Landlord in connection therewith, it being understood that Landlord is not required to provide any security procedures and shall have no liability for such security procedures or the lack thereof.

20. Tenant shall not do or permit the manufacture, sale, purchase, or, except with appropriate insurance coverage and upon receipt of any applicable permits, use of any fermented, intoxicating or alcoholic beverages without obtaining written consent of Landlord.

21. Tenant shall not disturb the quiet enjoyment of any other tenant.

22. Tenant shall not provide any janitorial services or cleaning without Landlord's written consent and then only subject to supervision of Landlord and at Tenant's sole responsibility and by janitor or cleaning contractor or employees at all times satisfactory to Landlord.

23. Landlord may retain a pass key to the Premises and be allowed admittance thereto at all times to enable its representatives to examine the Premises from time to time and to exhibit

the same and Landlord may place and keep on the windows and doors of the Premises at any time signs advertising the Premises for Rent.

24. No equipment, mechanical ventilators, awnings, special shades or other forms of window covering shall be permitted either inside or outside the windows of the Premises without the prior written consent of Landlord, and then only at the expense and risk of Tenant, and they shall be of such shape, color, material, quality, design and make as may be approved by Landlord.

25. Tenant shall not during the term of this Lease canvas or solicit other tenants of the Building for any purpose.

26. Tenant shall not install or operate any phonograph, musical or sound- producing instrument or device, radio receiver or transmitter, TV receiver or transmitter, or similar device in the Building, nor install or operate any antenna, aerial, wires or other equipment inside or outside the Building, nor operate any electrical device from which may emanate electrical waves which may interfere with or impair radio or television broadcasting or reception from or in the Building or elsewhere, without in each instance the prior written approval of Landlord. The use thereof, if permitted, shall be subject to control by Landlord to the end that others shall not be disturbed.

27. Tenant shall promptly remove all rubbish and waste from the Premises.

28. Tenant shall not exhibit, sell or offer for sale, Rent or exchange in the Premises or at the Project any article, thing or service, except those ordinarily embraced within the use of the Premises specified in Section 6 of this Lease, without the prior written consent of Landlord.

29. Intentionally omitted.

30. Tenant shall not overload any floors in the Premises or any public corridors or elevators in the Building.

31. Tenant shall not do any painting in the Premises, or mark, paint, cut or drill into, drive nails or screws into, or in any way deface any part of the Premises or the Building, outside or inside, without the prior written consent of Landlord; provided, however, that the foregoing shall not be deemed to prohibit Tenant from hanging decorative items of the sort typically found in office buildings on the interior walls of the Premises.

32. Whenever Landlord's consent, approval or satisfaction is required under these Rules, then unless otherwise stated, any such consent, approval or satisfaction must be obtained in advance, such consent or approval may be granted or withheld in Landlord's sole discretion, and Landlord's satisfaction shall be determined in its sole judgment.

33. Tenant and its employees shall cooperate in all fire drills conducted by Landlord in the Building.

APPENDIX C

TENANT IMPROVEMENT AGREEMENT

1. INITIAL IMPROVEMENTS. Landlord shall cause to be performed the improvements (the "Initial Improvements") in the Premises in accordance with plans and specifications approved by Tenant and Landlord (the "Plans"), which approvals shall not be unreasonably withheld. The cost of those improvements required to properly demise the Premises as part of a multi-tenant building, and those costs related to installation of a roll-up door and the construction of a glass entry to the Premises (which shall be similar in design to the neighboring tenant's entry) shall be borne by Landlord. The Initial Improvements shall otherwise be performed at the Tenant's cost, subject to the Landlord's Contribution (hereinafter defined).

The final Plans for the Initial Improvements shall be prepared by Landlord's licensed architect at Tenant's costs, and shall be mutually agreed upon by the parties as set forth herein. Within two (2) weeks after this Lease is fully executed, Tenant, working with Landlord's or Tenant's space planner, shall furnish its proposed space plan to Landlord for Landlord's review and approval. Landlord shall, within one (1) week after receipt of the proposed space plan either provide Tenant with comments to the same, or provide Tenant with detailed plans prepared by Landlord's architect incorporating Tenant's proposed space plan and identifying any Landlord comments and/or modifications to the same. If Landlord provides such detailed architectural plans, Tenant shall, with one (1) week after receipt of the same, either provide comments to such plans or approve of the same. Tenant shall be deemed to have approved such Plans if it does not provide comments within such time period. If instead of architectural plans, Landlord provides Tenant with comments to Tenant's proposed space plan, Tenant shall provided a revised space plan to Landlord incorporating Landlord's comments within one (1) week after receipt of Landlord's comments. Landlord shall, with one (1) week after receipt of the revised space plan either provide Tenant with comments to the same, or provide Tenant with plans prepared by Landlord's architect based on such revised space plan, including any Landlord comments and/or modifications to the same, and the process described above shall be repeated, if necessary, until the plans have been approved by the parties. Notwithstanding any other term or provisions hereof, the parties agree to cooperate with each other in good faith and to use their best reasonable efforts to reach agreement so as to enable Landlord to submit the agreed upon Plans for permit to the City of Redmond, Washington, no later than February 15, 2006.

Landlord, using its business expertise and knowledge of the market, and with consultation of Tenant, shall select a contractor to perform the construction of the Initial Improvements at a commercially reasonable cost. Such contractor shall obtain at least three (3) bids from all major subcontractors. Mechanical and electrical engineers shall be selected by Landlord. Landlord shall use commercially reasonable efforts to cause the Initial Improvements to be substantially completed, except for minor "Punch List" items, on or before the Commencement Date specified in the Schedule to the Lease, subject to Tenant Delay (as defined in Section 4 hereof) and Force Majeure.

Landlord, or an agent of Landlord, shall provide project management services in connection with the construction of the Initial Improvements and the Change Orders (hereinafter defined). Such project management services shall be performed, at Tenant's cost, for a fee equal to the lesser of Fifteen Thousand Dollars ($15,000.00) or of three and one-half percent (3.5%) of all costs related to the preparation of the Plans and the construction of the Initial Improvements and the Change Orders.

2. CHANGE ORDERS. If, prior to the Commencement Date, Tenant shall require improvements or changes (individually or collectively, "Change Orders") to the Premises in addition to, revision of, or substitution for the Initial Improvements, Tenant shall deliver to Landlord for its approval plans and specifications for such Change Orders. If Landlord does not approve of the plans for Change Orders, Landlord shall advise Tenant of the revisions required. Tenant shall revise and redeliver the plans and specifications to Landlord within five (5) business days of Landlord's advice or Tenant shall be deemed to have abandoned its request for such Change Orders. Tenant shall pay for all preparations and revisions of plans and specifications, and the construction of all Change Orders, subject to Landlord's Contribution.

3. LANDLORD'S CONTRIBUTION. Landlord shall contribute an amount up to Three Hundred Ninety-nine Thousand Ten Dollars ($399,010.00) ("Landlord's Contribution") toward the costs incurred for the Initial Improvements, inclusive of Landlord's project management services, and any Change Orders. Except for those improvements required to properly demise the Premises as part of a multi-tenant building, and those costs related to installation of a roll-up door and the construction of a glass entry to the Premises, Landlord has no obligation to pay for costs of the Initial Improvements or Change Orders in excess of Landlord's Contribution, notwithstanding any other provision hereof. If the cost of the Initial Improvements and/or Change Orders exceeds the Landlord's Contribution, Tenant shall pay such overage to Landlord prior to commencement of construction of the Initial Improvements and/or Change Orders.

4. COMMENCEMENT DATE DELAY. Commencement Date shall be delayed until the Initial Improvements have been substantially completed (the "Completion Date"), except to the extent that the delay shall be caused by any one or more of the following (a "Tenant Delay"):

(a) Tenant's request for Change Orders whether or not any such Change Orders are actually performed; or

(b) Contractor's performance of any Change Orders; or

(c) Tenant's request for materials, finishes or installations requiring unusually long lead times; or

(d) Tenant's delay in reviewing, revising or approving plans and specifications beyond the periods set forth herein; or

(e) Tenant's delay in providing information critical to the normal progression of the project. Tenant shall provide such information as soon as reasonably possible, but in no event longer than one week after receipt of such request for information from the Landlord; or

(f) Tenant's delay in making payments to Landlord for costs of the Initial Improvements and/or Change Orders in excess of the Landlord's Contribution; or

(g) Any other act or omission by Tenant, its agents, contractors or persons employed by any of such persons.

If the Commencement Date is delayed for any reason, then Landlord shall cause Landlord's Architect to certify the date on which the Initial Improvements would have been completed but for such Tenant Delay, or were in fact completed without any Tenant Delay.

5. ACCESS BY TENANT PRIOR TO COMMENCEMENT OF TERM. Landlord shall permit Tenant and its agents to enter the Premises at least two (2) weeks prior to the Commencement Date to prepare the Premises for Tenant's use and occupancy. Such permission shall constitute a license only, conditioned upon Tenant's:

(a) working in harmony with Landlord and Landlord's agents, contractors, workmen, mechanics and suppliers and with other tenants and occupants of the Building;

(b) obtaining in advance Landlord's approval of the contractors proposed to be used by Tenant and depositing with Landlord in advance of any work (i) security satisfactory to Landlord for the completion thereof, and (ii) the contractor's affidavit for the proposed work and the waivers of lien from the contractor and all subcontractors and suppliers of material; and

(c) furnishing Landlord with such insurance as Landlord may require against liabilities which may arise out of such entry.

Landlord shall have the right to withdraw such license upon violation of any of the foregoing requirements upon twenty-four (24) hours' written notice to Tenant. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant's property or installations in the Premises prior to the Commencement Date. Tenant shall protect, defend, indemnify and save harmless Landlord from all liabilities, costs, damages, fees and expenses arising out of the activities of Tenant or its agents, contractors, suppliers or workmen in the Premises or the Building. Any entry and occupation permitted under this Section shall be governed by Section 5 and all other terms of the Lease.

6. MISCELLANEOUS.

Terms used in this Appendix C shall have the meanings assigned to them in the Lease. The terms of this Appendix C are subject to the terms of the Lease.

APPENDIX D

MORTGAGES CURRENTLY AFFECTING THE PROJECT

NONE

APPENDIX E
COMMENCEMENT DATE CONFIRMATION

Landlord: Carr Redmond, LLC, a Delaware limited liability company

Tenant: Data I/O Corporation, a Washington corporation

This Commencement Date Confirmation is made by Landlord and Tenant pursuant to that certain Lease dated as of _________, 2006 (the "Lease") for certain premises known as Suites 150 and 250 in the building commonly known as Building 17 of the Redmond East Business Campus (the "Premises"). This Confirmation is made pursuant to Item 9 of the Schedule to the Lease.

1. Lease Commencement Date, Termination Date. Landlord and Tenant hereby agree that the Commencement Date of the Lease is ____________, 200____, and the Termination Date of the Lease is _______________, _____.

2. Acceptance of Premises. Tenant has inspected the Premises and affirms that the Premises is acceptable in all respects in its current "as is" condition.

3. Incorporation. This Confirmation is incorporated into the Lease, and forms an integral part thereof. This Confirmation shall be construed and interpreted in accordance with the terms of the Lease for all purposes.

TENANT:

Data I/O Corporation,
a Washington corporation

By:_________________________
Print Name:__________________
Print Title:___________________

LANDLORD:

Carr Redmond, LLC,
a Delaware limited liability company

By: Carr Redmond Holding, a Delaware limited liability company, its sole member

By: CarrAmerica Realty Operating Partnership, L.P., a Delaware limited partnership, its sole member

By: CarrAmerica Realty Corporation, a Maryland corporation, its general partner

By:_________________________
Print Name:__________________
Print Title:___________________

APPENDIX F

LEGAL DESCRIPTION

Lot 1, Evans Shortplat SPL-91-0009, as filed under File No. 9111159007, Records of King County, Washington.

NET RENT FORM
TABLE OF CONTENTS

APPENDIX A - PLAN OF THE PREMISES
APPENDIX B - RULES AND REGULATIONS
APPENDIX C - TENANT IMPROVEMENT AGREEMENT
APPENDIX D - MORTGAGES CURRENTLY AFFECTING THE PROJECT
APPENDIX E - COMMENCEMENT DATE CONFIRMATION
APPENDIX F - LEGAL DESCRIPTION
ADDENDUM 1 – EXTENSION OPTION

ADDENDUM 1
EXTENSION OPTION

Subject to Subsection B below, Tenant may at its option extend the Term of this Lease for one period of five (5) years. Such period is called a "Renewal Term." The Renewal Term shall be upon the same terms contained in this Lease, except for the payment of Base Rent during the Renewal Term; and any reference in the Lease to the "Term" of the Lease shall be deemed to include the Renewal Term and apply thereto, unless it is expressly provided otherwise. Tenant shall have no additional extension options.

A. The Base Rent during the Renewal Term shall be the Market Rate (defined hereinafter) for such space for a term commencing on the first day of the Renewal Term. "Market Rate" shall mean the then prevailing market rate for a comparable term commencing on the first day of the Renewal Term for tenants of comparable size and creditworthiness for comparable space in the Building and other comparable buildings in the vicinity of the Building.

B. To exercise any option, Tenant must deliver a binding notice to Landlord not less than six (6) months prior to the expiration of the initial Term of this Lease. Thereafter, the Market Rate for the Renewal Term shall be calculated pursuant to Subsection C below and Landlord shall inform Tenant of the Market Rate. Such calculations shall be final and shall not be recalculated at the actual commencement of such Renewal Term. If Tenant fails to timely give its notice of exercise, Tenant will be deemed to have waived its option to extend.

C. Market Rate shall be determined as follows:

(i) If Tenant provides Landlord with its binding notice of exercise pursuant to Subsection B above, then at some point between seven (7) and five (5) months prior to the commencement of the Renewal Term (or, at Landlord's election, at an earlier point), Landlord shall calculate and inform Tenant of the Market Rate. If Tenant rejects the Market Rate as calculated by Landlord, Tenant shall inform Landlord of its rejection within ten (10) days after Tenant's receipt of Landlord's calculation, and Landlord and Tenant shall commence negotiations to agree upon the Market Rate. If Tenant fails to timely reject Landlord's calculation of the Market Rate it will be deemed to have accepted such calculation. If Landlord and Tenant are unable to reach agreement within twenty-one (21) days after Landlord's receipt of Tenant's notice of rejection, then the Market Rate shall be determined in accordance with (ii) below.

(ii) If Landlord and Tenant are unable to reach agreement on the Market Rate within said twenty-one (21) day period, then within seven (7) days, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its good faith estimate of the Market Rate. If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the Market Rate shall be the average of the two. Otherwise, the dispute shall be resolved by arbitration in accordance with (iii) and (iv) below.

(iii) Within seven (7) days after the exchange of estimates, the parties shall select as an arbitrator an independent MAI appraiser with at least five (5) years of experience in appraising comparable space in the Redmond, Washington market area (a "Qualified Appraiser"). If the parties cannot agree on a Qualified Appraiser, then within a second period of seven (7) days, each shall select a Qualified Appraiser and within ten (10) days thereafter the two appointed Qualified Appraisers shall select a third Qualified Appraiser and the third Qualified Appraiser shall be the sole arbitrator. If one party shall fail to select a Qualified Appraiser within the second seven (7) day period, then the Qualified Appraiser chosen by the other party shall be the sole arbitrator.

(iv) Within twenty-one (21) days after submission of the matter to the arbitrator, the arbitrator shall determine the Market Rate by choosing whichever of the estimates submitted by Landlord and Tenant the arbitrator judges to be more accurate. The arbitrator shall notify Landlord and Tenant of its decision, which shall be final and binding. If the arbitrator believes that expert advice would materially assist him, the arbitrator may retain one or more qualified persons to provide expert advice. The fees of the arbitrator and the expenses of the arbitration proceeding, including the fees of any expert witnesses retained by the arbitrator, shall be paid by the party whose estimate is not selected. Each party shall pay the fees of its respective counsel and the fees of any witness called by that party.

D. Tenant's option to extend this Lease is subject to the conditions that: (i) on the date that Tenant delivers its binding notice exercising an option to extend, Tenant is not in default under this Lease after the expiration of any applicable notice and cure periods, and (ii) Tenant shall not have assigned the Lease, or sublet any portion of the Premises under a subleasewhich is effective at any time during the final twelve (12) months of the initial Term.